SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934
                      (Amendment No.               )

Filed by Registrant [ X ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14a-
    6(e)(2)]
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                             LUBY'S CAFETERIAS, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _______________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          _______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
          _______________________________________________________________

     5)   Total fee paid:
          _______________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ________________________________________

     2)   Form, Schedule or Registration Statement No.:
          ________________________________________________________________

     3)   Filing Party:
          ________________________________________________________________
     4)   Date Filed:
          ________________________________________________________________

December 1, 1997




Dear Shareholders:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Luby's Cafeterias, Inc. to be held on Friday, January 9, 1998, at 10:00 a.m., at the Omni San Antonio Hotel, 9821 Colonnade Blvd., San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

We hope as many of you as possible will attend the meeting in person. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign, and mail the enclosed proxy in the envelope provided.

Sincerely,


BARRY J.C. PARKER
__________________________
Barry J.C. Parker
President and
Chief Executive Officer



DAVID B. DAVISS
__________________________
David B. Daviss
Chairman of the Board

                          LUBY'S CAFETERIAS, INC.

                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas   78265-3069


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD JANUARY 9, 1998


To the Shareholders of
  LUBY'S CAFETERIAS, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Luby's Cafeterias, Inc., a Delaware corporation, will be held at the Omni San Antonio Hotel, 9821 Colonnade Blvd., San Antonio, Texas, on
Friday, January 9, 1998, at 10:00 a.m., local time, for the following purposes:

     (1) To elect three directors to serve until the 2001 Annual Meeting of Shareholders;

     (2)  To approve the appointment of auditors for the 1998 fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at November 12, 1997. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.





                                   LUBY'S CAFETERIAS, INC.
                                   James R. Hale
                                   Secretary
Dated:  December 1, 1997

                          LUBY'S CAFETERIAS, INC.
                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas  78265-3069

                              PROXY STATEMENT
                              _______________


     The accompanying proxy is solicited by the Board of Directors of Luby's Cafeterias, Inc., a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Shareholders on January 9, 1998, or at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about December 1, 1997.

                                THE COMPANY

     The Company was restructured into a holding company on February 1, 1997, at which time all of the operating assets were transferred to Luby's Restaurants Limited Partnership, a Texas limited partnership composed of two wholly owned indirect corporate subsidiaries of the Company. All cafeteria operations are conducted by the partnership. Unless the context indicates otherwise, the word "Company" as used herein includes the partnership and the consolidated corporate subsidiaries of Luby's Cafeterias, Inc.

                            VOTING AND PROXIES

     Only holders of record of common stock of the Company as of the close of business on November 12, 1997, will be entitled to vote at the meeting. There were 23,270,675 shares of common stock outstanding on the record date, exclusive of 4,132,392 treasury shares. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

     All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.

     The election of nominees for director requires a plurality of the votes cast. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes and abstentions will not be included in determining the number of votes cast on any matter.

     The Company's Bylaws provide that candidates to stand for election as directors at an annual meeting of shareholders shall be nominated by the Board of Directors. Candidates may also be nominated by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination, (ii) the name, age, and business address of each nominee, and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

                         SENIOR MANAGEMENT CHANGES

     Ralph Erben served as Chief Executive Officer of the Company from 1988 to 1997. John E. Curtis, Jr. served as President, Chief Operating Officer, and Chief Financial Officer of the Company from 1996 to 1997. In January 1997
Mr. Curtis was elected President and Chief Executive Officer.

     Following the death of Mr. Curtis on March 13, 1997, the Board of Directors met on March 17, 1997, at which time Mr. Erben resigned as Chairman of the Board, and John B. Lahourcade was elected as Chairman of the Board and Acting Chief Executive Officer. On May 9, 1997, Mr. Lahourcade resigned as Acting Chief Executive Officer, and David B. Daviss was elected as Acting Chief Executive Officer.

     Effective October 1, 1997, several changes occurred. Mr. Lahourcade resigned as Chairman of the Board and was succeeded by Mr. Daviss in that position. Barry J.C. Parker was elected President and Chief Executive Officer, and Mr. Daviss resigned as Acting Chief Executive Officer.
Mr. Parker was elected as a director for a term expiring in the year 2000.

                           ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in number as possible, with the members of each class to serve three-year terms. In accordance with the Bylaws, the Board has fixed the number of directors at nine. The directors whose terms expire at the 1998 Annual Meeting of Shareholders who have been nominated by the Board of Directors for reelection to serve until the 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified are Lauro F. Cavazos, John B. Lahourcade, and George H. Wenglein. The Board of Directors recommends a vote FOR such nominees.

     The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment in the interest of the Company.

     The following information is furnished with respect to each of the nominees and for each of the other six directors whose terms will continue after the meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 2001

     LAURO F. CAVAZOS is Professor of Family Medicine and Community Health,
         Tufts University School of Medicine (since 1996), Acting Chair, Department of Family Medicine and Community Health, Tufts
         University School of Medicine (since 1997), and education and management consultant (since 1991). He was Acting Chair, Community Health, Tufts University School of Medicine (1994-1997) and
         Adjunct Professor, Community Health, Tufts University School of Medicine (1992-1994). He is 70 and has been a director of the Company since 1993 and is Chairman of the Audit Committee and a member of the Corporate Governance Committee. He is a director of New England Education Loan Marketing Corporation.

     JOHN B. LAHOURCADE is an investor. He served as Chairman of the Board of the Company from 1988 to 1996 and from March to October 1997. He served as Acting Chief Executive Officer from March to May 1997. He is a member of the Executive Committee. He has been employed by the Company as a consultant since January 1996. He is 73 and has been a director of the Company since 1970.

     GEORGE H. WENGLEIN is an investor and one of the founders of the Company.
         He is a member of the Compensation Committee. He has been employed by the Company as a consultant since 1988. He is 80 and has been a director of the Company since 1959.

Incumbent Directors Whose Terms Expire in 1999

     DAVID B. DAVISS is Chairman of the Board of the Company (since October
         1997). He was Acting Chief Executive Officer from May to October 1997. He is an advisory director of Austin Trust Company. He is 61 and has been a director of the Company since 1984. He is Chairman of the Executive Committee and a member of the Corporate Governance Committee. He served as Chairman of the Audit Committee prior to May 1997.

     ROGER R. HEMMINGHAUS is Chairman of the Board, Chief Executive Officer, and a director of Ultramar Diamond Shamrock Corporation, where he also served as President until December 1996. He is also Chairman of the Federal Reserve Bank, Eleventh District, and a director of New Century Energies, Inc. He is 61 and has been a director of the Company since 1989 and is a member of the Executive Committee, the Compensation Committee, the Audit Committee, and the Corporate Governance Committee.

     WILLIAM E. ROBSON is Executive Vice President-Operations of the Company.
         He was Senior Vice President-Operations from 1992 to 1995 and was Senior Vice President-Operations Development from 1988 to 1992. He is 56 and has been a director of the Company since 1993 and an officer since 1982.

Incumbent Directors Whose Terms Expire in 2000

     BARRY J.C. PARKER is President and Chief Executive Officer of the Company
         (since October 1997). From 1989 to 1996 he was Chairman of the Board, President, and Chief Executive Officer of County Seat Stores, Inc., a casual apparel chain. He was a principal of Hoak Capital Corporation from January to October 1997. He is a trustee of Prentiss Properties Trust. He is 50 and has been a director and officer of the Company and a member of the Executive Committee since October 1997.

     WALTER J. SALMON is Emeritus Professor, Harvard Graduate School of
         Business Administration (since 1996). Prior thereto he was Stanley Roth, Sr. Professor of Retailing, Harvard Graduate School of
         Business Administration. He is 67 and has been a director of the Company since 1979. He is Chairman of the Compensation Committee and a member of the Corporate Governance Committee. He is a director of Circuit City Stores, Inc., Cole National Corporation, The Neiman Marcus Group, Hannaford Bros. Co., Harrah's Entertainment, Inc., Petsmart, Inc., The Quaker Oats Company, and Tufts Associated Health Plans, Inc.

     JOANNE WINIK is President, General Manager, and a director of KLRN-TV,
         San Antonio's Pubic Broadcasting Service affiliate.  She is also a
         director of Southern Educational Communications Association.   She is
         57 and has been a director of the Company since 1993. She is Chairman of the Corporate Governance Committee and a member of the Audit Committee.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Meetings and Compensation of Directors

     During the fiscal year ended August 31, 1997, the Board of Directors held seven meetings. Each director who is not an officer of the Company is paid $3,000 for each meeting of the Board of Directors which he or she attends plus $12,000 per year for his or her services as a director. In addition, each director who is not an officer of the Company is paid $1,000 for each meeting of any committee of the Board which he or she attends, except that the Chairman of the Audit Committee and the Chairman of the Compensation Committee are each paid $1,200 for each meeting of such committee which he attends.

     During the fiscal year ended August 31, 1997, Roger R. Hemminghaus attended six of the seven meetings of the Board of Directors but he attended fewer than 75 percent of the meetings of committees of the Board on which he served. A number of these were specially called meetings during the search for a new chief executive officer.

Nonemployee Director Stock Options

     The Company has a Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan") under which nonemployee directors are periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of five years from the date of grant, subject to certain exceptions specified in the Nonemployee Director Plan.

     Pursuant to the provisions of the Nonemployee Director Plan, options were granted to nonemployee directors on January 14, 1997, for the following number of option shares at an option price of $20.25 per share: Walter J. Salmon - 5,000 shares and Joanne Winik - 5,000 shares.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of Lauro F. Cavazos, Roger R. Hemminghaus, and Joanne Winik, met two times during the 1997 fiscal year. The functions of the Audit Committee are to review the qualifications and independence of the independent auditors; to recommend the appointment of the independent auditors; to approve the assignment of new audit partners; to review the scope of the annual audit and the annual audit process; to review the annual audited financial statements; to review the annual reporting process; to review internal audit, accounting, data processing, financial functions, and personnel; to review accounting and data processing controls and procedures; to review legal matters that may have a significant effect on the financial statements; to review the internal audit function; to provide regular opportunities for the director of internal audit and the independent auditors to meet privately with the Audit Committee; to review the Company's policies on standards of conduct; and to report the activities of the Audit Committee to the Board of Directors on a regular basis.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of Walter J. Salmon, Roger R. Hemminghaus, and George H. Wenglein. The Compensation Committee met two times during the 1997 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers those employee benefit plans of the Company which provide for administration by a Board committee.

Compensation Committee Interlocks and Insider Participation

     George H. Wenglein, a member of the Compensation Committee, is a former officer of the Company and is employed by the Company as a consultant at a salary of $10,417 per month under a contract which expires in January 1998. During fiscal 1997 income tax services were provided at the Company's expense for Mr. Wenglein in the amount of $3,000.

Corporate Governance Committee

     On October 17, 1997, the Board of Directors established a Corporate Governance Committee composed of Lauro F. Cavazos, David B. Daviss, Roger R. Hemminghaus, Walter J. Salmon, and Joanne Winik. The functions of the Corporate Governance Committee are to review and make recommendations to the Board regarding matters of corporate governance and to nominate persons for election as directors.

     The Corporate Governance Committee will consider nominees for election as directors recommended by shareholders. A shareholder desiring to submit such a recommendation should deliver to the Secretary of the Company at the principal offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected a notice which includes (i) the name and address of the shareholder making the recommendation, (ii) the name, age, and business address of the proposed nominee, and (iii) such other information regarding the proposed nominee as would be required in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John E. Curtis, Jr., formerly President and Chief Executive Officer of the Company, was the son-in-law of Paul A. Hesson. Mr. Hesson is a principal in an architectural firm which regularly renders architectural services for the Company. For the fiscal year ended August 31, 1997, the Company paid
Mr. Hesson's firm architectural fees of approximately $922,000. In the opinion of the Company, such fees are comparable to those paid by the Company to other architectural firms for similar services.

     John B. Lahourcade, a director of the Company, is employed by the Company as a consultant at a salary of $7,083 per month under a contract which expires in 2001.

     James R. Hale, Secretary of the Company, is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 1997, the Company paid such firm approximately $584,000. In the opinion of the Company, such fees are comparable to those charged by other law firms for similar services.

     Barry J.C. Parker is employed as President and Chief Executive Officer of the Company under a three-year employment contract effective October 1, 1997. Mr. Parker's employment contract provides, among other things, for (i) a minimum base salary of $360,000 per year, (ii) a guaranteed bonus for the fiscal year ending August 31, 1998, of at least $132,000, (iii) the initial grant of options to purchase 100,000 shares of the Company's common stock at an option price of $20.75 per share, and (iv) a loan from the Company not to exceed $200,000 to be applied to the purchase of 20,000 shares of the Company's common stock (with forgiveness of principal over five years, contingent upon continued employment). A copy of Mr. Parker's employment contract is filed with the Securities and Exchange Commission as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended August 31, 1997.

     Mr. Parker was Chairman of the Board, President, and Chief Executive Officer of County Seat Stores, Inc. from 1989 until his resignation in July 1996. County Seat Stores, Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1996. The Board of Directors of the Company does not believe that such filing reflects adversely upon Mr. Parker's integrity or upon his abilities as a director and executive officer of the Company.

               SECTION 16(a) OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 1997, all Section 16(a) filing requirements were satisfied, except with respect to a late report filed by Clyde C. Hays III, Senior Vice President-Operations. In October 1997 he filed a late report on SEC Form 4 reflecting a transaction that was not reported on a timely basis.

                          PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of October 31, 1997, more than five percent of the outstanding common stock of the Company, except as follows:


                             Shares of Common Stock
  Name and Address of       Beneficially Owned as of       Percent of
   Beneficial Owner             October 31, 1997             Class
  ___________________       ________________________       __________

NBD Bank, N.A. (1)
611 Woodward Avenue
MS 8115
Detroit, MI 48226                  1,235,270                  5.31%

     (1) The shares held by NBD Bank, N.A. ("NBD") are held in advisory and discretionary accounts of investors. NBD has sole power to dispose of 1,231,120 shares in such accounts and has shared dispositive power with respect to 1,600 shares. NBD has sole power to vote 1,192,626 shares held in such accounts and has no shared voting power. As of October 31, 1997, none of such accounts contained more than five percent of the outstanding common stock of the Company. The foregoing is based upon information furnished by NBD.

                          MANAGEMENT SHAREHOLDERS

     According to information furnished by the persons concerned, each director, each nominee for director, and all directors and officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 12, 1997:

 Name of Individual or        Shares Beneficially Owned             Percent
  Identity of Group           as of November 12, 1997(1)           of Class
_____________________         __________________________           _________
Lauro F. Cavazos (2)                      1,550                       .01%
David B. Daviss (3)                       5,037                       .02%
Roger R. Hemminghaus                      3,800                       .02%
John B. Lahourcade (4)                  199,405                       .86%
Barry J.C. Parker                        20,000                       .09%
William E. Robson (5)                    28,840                       .12%
Walter J. Salmon (6)                      2,255                       .01%
George H. Wenglein                      730,000                      3.14%
Joanne Winik                              1,910                       .01%
All directors and officers of
  the Company, as a group (7)         1,367,262                      5.85%


   (1) Except as indicated in the following notes, each person named in the table owns directly the number of shares indicated and has sole power to vote and to dispose of such shares.

   (2) The shares shown for Dr. Cavazos are held jointly with his wife.

   (3) The shares shown for Mr. Daviss are held for his benefit in a custodial account.

   (4) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

   (5) The shares shown for Mr. Robson include 20 shares held jointly with his wife, 64 shares held jointly with his son, 866 shares held for his benefit in an Individual Retirement Account, 15 shares held by his wife as trustee for his grandchildren, 2,376 shares held for his benefit in the Company's Dividend Reinvestment Plan, and 10,650 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (6) The shares shown for Dr. Salmon are held for his benefit in an Individual Retirement Account.

   (7) The shares shown for all directors and officers as a group include 81,441 shares which they have the right to acquire within 60 days under the Company's employee benefit plans.

                          EXECUTIVE COMPENSATION

     The table below contains information concerning annual and long-term compensation of the chief executive officers and the other four most highly compensated executive officers (the "Named Officers") for services in all capacities to the Company for the fiscal years ended August 31, 1997, 1996, and 1995:

                                  Summary Compensation Table
                   Annual Compensation                      Long-Term Compensation
                                                              Awards       Payouts
_____________________________________________________  ____________________________ ________
                                                                 Securities          All
                                              Other                Under-           Other
Name and                                      Annual   Restricted  lying    LTIP   Compen-
Principal          Fiscal                     Compen-   Stock     Options/ Payouts  sation
Position            Year   Salary    Bonus(1) sation(2) Awards    SARs(3)    (4)     (5)
_____________________________________________________  ____________________________ ________

Ralph Erben          1997  $179,167  $  ---      $0         $0     4,500   $60,770  $770,000
 Chairman of the     1996   350,000     ---       0          0     5,000   119,146    33,786
 Board and Chief     1995   340,000     ---       0          0     4,500    65,629    32,027
 Executive Officer

John E. Curtis, Jr.  1997   182,500     ---       0          0     2,500    28,359         0
 President, Chief    1996   283,333     ---       0          0     2,500    58,528    14,062
 Operating Officer,  1995   240,000     ---       0          0     2,100    32,815    14,096
 Chief Financial
 Officer, and
 Chief Executive
 Officer

John B. Lahourcade   1997   198,400     ---       0          0         0         0     2,973
 Chairman of the     1996   147,782     ---       0          0         0         0    14,062
 Board, Acting       1995   212,500     ---       0          0         0         0    14,096
 Chief Executive
 Officer, and
 consultant

David B. Daviss      1997   125,000     ---       0          0         0         0         0
 Acting Chief        1996    32,400     ---       0          0     5,000         0         0
 Executive           1995    33,600     ---       0          0     1,666         0         0
 Officer and
 Director

William E. Robson    1997   275,000     ---       0          0     2,300    28,359     9,279
 Executive Vice      1996   263,333     ---       0          0     2,500    58,527    19,795
 President -         1995   240,000     ---       0          0     2,100    32,815    19,308
 Operations

Jimmy W. Woliver     1997   197,500     ---       0          0     1,500    19,316     2,973
 Senior Vice         1996   190,000     ---       0          0     1,600    31,354    14,062
 President -         1995   182,500     ---       0          0     1,250    10,938    14,096
 Operations

Clyde C. Hays III    1997   190,000     ---       0          0     1,500    19,316     2,973
 Senior Vice         1996   174,167     ---       0          0     1,600    22,993    14,062
 President -         1995   156,250     ---       0          0     1,250         0    14,096
 Operations

Raymond C. Gabrysch  1997   156,667     ---       0          0     1,000         0     2,973
 Senior Vice         1996   148,750    3,761      0          0     1,200         0    14,062
 President -         1995   137,500   37,120      0          0       950         0    14,096
 Human Resources

(1)  Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan and Area Vice President Bonus Plan.  Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2)  Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of
     $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3)  The Company has not issued any stock appreciation rights to the Named Officers.

(4)  The long-term incentive plan (LTIP) amounts paid out in fiscal 1997, 1996, and 1995 under the Company's Performance Unit Plan relate to the three-year performance cycles ended
     August 31, 1996, 1995, and 1994, respectively.

(5)  Amounts for Mr. Erben include payments under a retirement agreement in 1997 and contributions under the Profit Sharing Plan of $14,062 and $14,096 in 1996 and 1995,
     respectively.  Remaining amounts for Mr. Erben for 1996 and 1995 are for amounts accrued under a deferred compensation agreement.  Amounts for Mr. Curtis include contributions under the Profit Sharing Plan of $14,062 and $14,096 in 1996 and 1995, respectively.
     Amounts for Messrs. Lahourcade, Robson, Woliver, Hays, and Gabrysch for 1997, 1996,
     and 1995, respectively, include contributions under the Profit Sharing Plan of $2,973,
     $14,062, and $14,096, respectively.  Remaining amounts for Mr. Robson are for amounts under a deferred compensation agreement.

     The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 1997. Options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                       Option/SAR Grants in Last Fiscal Year
                                                                          Potential Realized
                                                                               Value at
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                           Price Appreciation
                     Individual Grants                                     for Option Term (3)
________________________________________________________________________  ____________________
                    Number of     % of Total
                    Securities    Options/SARs     Exercise
                    Underlying    Granted to       or Base
                    Options/SARs  Employees in     Price       Expiration
Name                Granted (1)   Fiscal Year (2)  ($/sh)         Date      5%($)    10%($)
________________________________________________________________________  ____________________

Ralph Erben           4,500        13.36%          $23.125     10-16-2002  $35,373  $80,242

John E. Curtis, Jr.   2,500         7.42%           23.125     10-16-2002   19,651   44,579

William E. Robson     2,300         6.83%           23.125     10-16-2002   18,079   41,013

Jimmy W. Woliver      1,500         4.45%           23.125     10-16-2002   11,791   26,747

Clyde C. Hays III     1,500         4.45%           23.125     10-16-2002   11,791   26,747

Raymond C. Gabrysch   1,000         2.97%           23.125     10-16-2002    7,861   17,832

(1)  Options were granted at fair market value of the common stock on the date of grant.
     Options may not be exercised during the first 12 months following the date of grant.

(2)  Based upon a total of 33,675 options granted to employees in fiscal 1997.

(3)  The dollar amounts in these columns are the result of calculations at the 5% and 10%
     rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.

     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 1997 and the value of their unexercised stock options and SARs as of August 31, 1997. The stock options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

            Aggregated Options/SAR Exercises in Last Fiscal Year
                       and FY-End Option/SAR Values

                                              Number of
                                              Securities       Value of
                                              Underlying       Unexercised
                                              Unexercised      In-the-Money
                        Shares                Options/SARS     Options/SARs
                        Acquired              at FY-End        at FY-End(1)
                        on         Value      Exercisable/     Exercisable/
Name                    Exercise   Realized   Unexercisable   Unexercisable
______________________________________________________________________________
Ralph Erben             35,600     $174,659    11,500/0           $0/$0

John E. Curtis, Jr.     23,000       80,163     5,450/0            0/0

David B. Daviss            ---          ---     0/6,666            0/0

William E. Robson       10,000       42,500    10,950/3,550      18,206/0

Jimmy W. Woliver           ---          ---     3,300/2,300        0/0

Clyde C. Hays III        3,358       14,272     5,750/2,300       8,109/0

Raymond C. Gabrysch      8,600       40,763     4,950/1,600       8,109/0

(1) The value of unexercised options is based on a price of $19.6875 per common share at August 31, 1997.

     The following table reports performance units granted to the Named Officers during fiscal 1997 under the Company's Performance Unit Plan and the Company's Management Incentive Stock Plan:

          Long-Term Incentive Plans - Awards in Last Fiscal Year

                                  Performance   Estimated Future Payouts under
                      Number       or Other      Non-Stock Price Based Plans
                    of Shares,    Period Until  ______________________________
                    Units, or     Maturation
Name               Other Rights    or Payout    Threshold   Target    Maximum
______________________________________________  ______________________________

Ralph Erben            4,500       1997-99      $48,837     $97,675   $146,512

John E. Curtis, Jr.    2,600       1997-99       28,217      56,434     84,651

William E. Robson      2,300       1997-99       24,961      49,923     74,884

Jimmy W. Woliver       1,200       1997-99       13,023      26,047     39,070

Clyde C. Hays III      1,200       1997-99       13,023      26,047     39,070

Raymond C. Gabrysch      800       1997-99        8,682      17,364     26,047

     The performance units described in the above table were granted in October 1996 for the three-year performance cycle ending August 31, 1999. At the end of the performance cycle, performance awards are made in cash or in shares of common stock, or both, based upon the attainment by the Company of certain performance goals during the three-year cycle. Each performance unit is assigned a performance factor, which is a percentage (not exceeding 150%) resulting from achievement of the performance goals established at the date of grant. Each performance unit is assigned a payment value, which is a dollar amount determined by multiplying the performance factor by the average market price of the common stock of the Company on 20 trading days immediately preceding the end of the performance cycle. If the performance goals are not achieved, a lesser performance factor is assigned (not below 50%), with no future payouts if achievement is below 80% of goal - "Threshold." The values included in the above table assume a 5% annual growth rate in the price of the Company's common stock subsequent to August 31, 1997; however, this assumption should not be considered as a forecast of future stock prices.

                           DEFERRED COMPENSATION

     The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

     The Company has deferred compensation agreements with several officers and former officers of the Company. Under the agreements, the Company is obligated to provide annual benefits for each such officer or his beneficiaries during a period of ten years after his death, disability, or retirement. The agreements are unfunded, but the Company has purchased life insurance as a means of partially offsetting the cost of such benefits. No estimated annual benefits are payable upon retirement at normal retirement age for any of the Named Officers except $24,200 for William E. Robson.

     The Company has a Supplemental Executive Retirement Plan, which is designed to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Three of the officers designated to participate in the plan have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis.

     The following table illustrates the approximate annual pension that the Named Officers in the Summary Compensation Table would receive under the Supplemental Executive Retirement Plan if the plan remained in effect and the Named Officers retired at age 65 and elected an individual life annuity.


                            Pension Plan Table

                                            Years of Service
           Final Average       ____________________________________________
              Earnings              15               20             25
          _______________      ___________  _________________  ____________

             $150,000           $ 45,000       $  60,000        $  75,000

              300,000             90,000         120,000          150,000

              450,000            135,000         180,000          225,000

              600,000            180,000         240,000          300,000


     Amounts shown as "final average earnings" in this table represent the average of the last five years of compensation, which is substantially the same as the total of salary, bonus, and LTIP payouts as shown in the Summary Compensation Table for the Named Officers. As of December 1, 1997, the credited years of service under the Supplemental Executive Retirement Plan for Messrs. Robson, Hays, and Gabrysch are 31, 24, and 24, respectively. Messrs. Erben, Lahourcade, and Daviss are not covered by the plan. The annual benefit amounts shown above are subject to an offset by benefits payable under deferred compensation agreements, if applicable, the profit sharing plan, and Social Security. Net benefits under the plan are prorated by years of service less than 25; after 25 years of service, the net benefits are unchanged.

                       COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 1997 with respect to the Company's executive officers, including those named in the compensation tables.

Compensation Objectives

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

          To offer fair and competitive base salaries consistent with the Company's position in the food service industry;

          To reward executives for corporate and individual performance through an annual incentive bonus program;

          To encourage future performance through the use of long-term incentives such as stock options and performance units; and

          To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

Annual Base Salaries

     The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities, and job performance, as well as performance of the Company as a whole and competitive compensation data.

Annual Incentive Bonuses

     The Company's annual incentive bonus plan for executive officers and other key personnel directly links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target, and maximum bonus levels as a percentage of base salary, based upon the executive's responsibility level and increase in earnings per share over the prior year.

     For fiscal 1997 the incentive compensation targets for executive officers ranged from 14% to 30% of base salary if targeted earnings per share were attained, with maximums ranging from 20% to 45% of base salary. No cash incentive bonuses were paid to the executive officers for fiscal 1997.

Stock Options

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms exercisable 50% after one year and 100% after two years. The number of option shares granted each year is normally determined by a formula based upon the executive's responsibility level and base salary and the market price of the common stock. The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants. The number of option shares held by an executive is not considered in determining stock option awards.

Performance Units

     The Committee normally grants performance units annually to eligible executive officers and other key employees based upon attainment by the Company of predetermined earnings and equity goals over a performance cycle of three consecutive years. The goals are established by the Committee.

     During fiscal 1997 performance awards were granted to eligible executive officers for the three-year performance cycle ending August 31, 1999. The number of performance units granted is normally determined by a formula based upon the executive's responsibility level and base salary and the market price of the common stock. Performance units are payable at the end of each performance cycle in cash or shares of common stock, or both, if the performance goals for the cycle are attained. No payments were made for the three-year performance cycle which ended August 31, 1997.

Stock Ownership Guidelines

     In January 1996, pursuant to recommendations of the Compensation Committee, the Board of Directors adopted guidelines for ownership of Company common stock by executives and nonemployee directors. The guidelines provide that each person in the following categories is expected to attain the indicated level of stock ownership within five years:

     (1) Chief Executive Officer - shares having a value equal to four times annual base salary;

     (2) President, Executive Vice President, and Senior Vice President - shares having a value equal to two times annual base salary;

     (3)  Vice President - shares having a value equal to annual base salary;
          and

     (4) Nonemployee director - shares having a value equal to 3.5 times annual retainer fees.

Compensation of Chief Executive Officer

     Mr. Erben was paid a base salary of $350,000 per year for services as Chief Executive Officer from March 1, 1995, until January 1, 1997. He was paid a base salary of $250,000 per year for services as Chairman of the Board from January 1, 1997, until his resignation on March 17, 1997. He was paid a lump-sum severance payment of $550,000 and a lump-sum payment of $220,000 in satisfaction of his deferred compensation benefits. Mr. Erben's base salary was not increased subsequent to March 1, 1995.

     Mr. Curtis was paid a base salary of $330,000 per year for services as Chief Executive Officer from January 1, 1997, until his death in March 1997. Prior to January 1, 1997, he was receiving a base salary of $300,000 per year for services as President, Chief Operating Officer, and Chief Financial Officer.

     Mr. Lahourcade was paid a base salary of $25,000 per month for services as Acting Chief Executive Officer from March 1997 until May 1, 1997. His base salary as Chairman of the Board was $20,000 per month from May 1, 1997, to October 1, 1997.

     Mr. Daviss was paid a base salary of $25,000 per month for services as Acting Chief Executive Officer from May 1, 1997, to October 1, 1997. His salary as Chairman of the Board, effective October 1, 1997, is $120,000 per year.

     On October 17, 1996, Mr. Erben was granted an incentive stock option for 4,500 shares, which number of shares was determined in accordance with the formula discussed above. During fiscal 1997 he exercised options granted to him in prior years for a total 35,600 shares. On January 14, 1997, Mr. Erben was granted 4,500 performance units, which number of units was determined in accordance with the formula discussed above.

     On October 17, 1996, Mr. Curtis was granted an incentive stock option for 2,500 shares, which number of shares was determined in accordance with the formula discussed above. Prior to March 1997, he exercised options granted to him in prior years for a total of 17,500 shares. During the remaining months of fiscal 1997, Mr. Curtis's executrix exercised options for 5,500 shares which were granted to him in prior years. On January 14, 1997, Mr. Curtis was granted 2,600 performance units, which number of units was determined in accordance with the formula discussed above.

Members of the Committee:
                        Walter J. Salmon, Chairman
                           Roger R. Hemminghaus
                            George H. Wenglein

                             PERFORMANCE GRAPH

     This year the Company has changed the equity market index and has altered the composition of the peer group used to compare the cumulative total shareholder return on the Company's common stock from that used in prior proxy statements. Effective January 1, 1997, Standard and Poor's transferred the Company from the S&P 500 Index to the S&P SmallCap 600 Index as part of a restructuring of the Restaurants industry group in the S&P Indexes. The transfer was based on market capitalization. Therefore, the Company will now use the S&P SmallCap 600 Index as the published industry index for comparison purposes. In addition, in prior years the Company has included itself in the peer group index. In the 1997 Peer Group, Luby's Cafeterias, Inc. has been removed so as not to impact the performance of the peer group. The peer group in the prior year also included Hometown Buffet, Inc. which was subsequently acquired by Buffets, Inc.

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 1997, with the cumulative total return on the S&P 500 Index, the S&P SmallCap
600 Index, and an industry peer group index. The 1997 Peer Group is comprised of Buffets, Inc.; Morrison Restaurants, Inc. (formerly Morrison Fresh Cooking, Inc.); Perkins Family Restaurants, L.P.; Piccadilly Cafeterias, Inc.;
Ryan's Family Steak Houses, Inc.; Shoney's, Inc.; and Sizzler International, Inc. These companies are multiunit family restaurant operators in the mid-price range with similar stock market capitalization.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on August 31, 1992, and the reinvestment of all dividends. The returns of each company in the 1996 Peer Group and the 1997 Peer Group have been weighted according to the respective company's stock market capitalization.

     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                                   Five-year Cumulative Return

                                     Years Ended August 31,
                           ____________________________________________
                           1992    1993    1994    1995    1996    1997

Luby's Cafeterias, Inc.    $100     165     155     135     166     143
1997 Peer Group            $100     114      90      76      71      68
1996 Peer Group            $100     122     100      86      86      80
S&P 500                    $100     115     122     148     175     246
S&P SmallCap 600           $100     136     140     172     195     261

                          APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 1998 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

               SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than August 4, 1998. The Company's corporate office is located at 2211 Northeast Loop 410, P. O. Box 33069, San Antonio, Texas 78265-3069.
                            PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company's common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                               OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.



                              LUBY'S CAFETERIAS, INC.
                              James R. Hale
                              Secretary

Dated:  December 1, 1997

                                   PROXY

                          Luby's CAFETERIAS, INC.

                c/o American Stock Transfer & Trust Company
                40 Wall Street, New York, New York   10005

        This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John B. Lahourcade, George H. Wenglein, and David B. Daviss, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Luby's Cafeterias, Inc. held on record by the undersigned on November 12, 1997, at the Annual Meeting of Shareholders to be held on January 9, 1998, or any adjournment thereof.

Nominees:  Lauro F. Cavazos, John B. Lahourcade, George H. Wenglein

[x]  Please mark your votes as in this example.

1.  Election of Directors
    [  ] FOR   [  ] WITHHELD

    For, except vote withheld from the following nominee(s):
    _______________________________________________________

2. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.
    [  ] FOR   [  ] AGAINST    [  ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1 and 2.

    PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________________   DATE __________________

SIGNATURE __________________________________   DATE __________________
          IF HELD JOINTLY

Note: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
       If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.